COINSURANCE AGREEMENT

                                                Between:      Texas Imperial Life Insurance Company
                                        Houston, Texas

                                        hereinafter referred to as CEDENT

                                    and:    Reserve National Insurance Company
                                                Oklahoma City, Oklahoma

                                        hereinafter referred to as REINSURER

                                      Effective:                  December 31, 2006

TABLE OF CONTENTS

A.	Coinsurance Coverage	4
B.	Representations and Warranties of the CEDENT	4
C.	Representations and Warranties of the REINSURER	6
D.	Offset	6
E.	Payments	6
F.	Terms of Coinsurance	8
G.	Assessments	8
H.	Indemnity	8
I.	Policy Changes	8
J.	Errors and Omissions	9
K.	Audit of Records and Procedures	9
L.	Arbitration	9
M.	Insolvency	10
N.	Parties to Agreement	11
O.	Effective Date	11
P.	Terms Effective Upon Election to Convert to Assumption Reinsurance	11
Q.	Confidentiality	13
R	Entire Agreement	13
S.	Duration of Agreement	14
T.	Severability of Provisions	14
U.	Other Conditions	14
V.	Execution of Agreement	15

SCHEDULE I	Policies Subject to Reinsurance	16
SCHEDULE II	Coinsurance Percentages	17
Exhibit “A”	Administrative Services Agreement
Exhibit “B”	Medicare Supplement Business Activity Indicators Report

A. Coinsurance Coverage

1.
The policies issued or accepted as insurance by CEDENT as described in Schedule I (the "Policies") shall be reinsured with REINSURER on a coinsurance basis pursuant to this Agreement. The reinsurance shall cover that portion of the risk as specified in Schedule II.

2.
The liability of REINSURER shall begin on the effective date of this Agreement. Notwithstanding the foregoing, the reinsurance provided pursuant to this Agreement shall cover only policies validly issued or assumed by the CEDENT and in force as of the Effective Date or validly reinstated following the Effective Date.

3.
The reinsurance hereunder shall follow the fortunes of the CEDENT, and the REINSURER shall be liable in the same amount and to the same extent as CEDENT except as to extra-contractual liabilities as provided in Subsection H.

4.
The reinsurance under this Agreement with respect to any Policy shall be maintained in force without reduction so long as and to the extent that the liability of CEDENT under such policy reinsured hereunder remains in force without reduction, unless reinsurance is terminated or reduced as provided herein.

5.
The CEDENT shall notify the REINSURER in writing, as soon as CEDENT is notified, of the pendancy of any and all examinations of the CEDENT or its principal officers or shareholders conducted by any federal, state or local governmental or regulatory agency.

6.
The CEDENT and REINSURER agree that REINSURER has the option to convert this Agreement to an assumption reinsurance agreement on a state by state basis as regulatory approvals are obtained at the expense of the REINSURER. REINSURER shall be responsible for complying with state requirements for filing for approval or the assumption reinsurance agreement. Once such approvals have been obtained, REINSURER will comply with all notice requirements, including mailing or delivery of an assumption certificate to each applicable policyholder of a Policy within 45 days from the date approval is obtained; and including any notification of right of the policyholder’s right to reject, if applicable.

7.
The CEDENT and REINSURER agree that from and after the Effective Date, REINSURER will serve as Administrator for CEDENT, pursuant to the Administrative Service Agreement attached hereto as Exhibit “A”, to process claims made on the Policies, including claims with dates of service prior to the Effective Date which have not been processed by CEDENT. REINSURER agrees to make all filings or registrations necessary to serve in this capacity. CEDENT agrees to transfer to REINSURER all information necessary for REINSURER to serve in the capacity of Administrator.

B. Representations and Warranties of the CEDENT

1.
The CEDENT has provided the REINSURER copies of all forms, applications, rates and values with respect to the Policies and shall keep the REINSURER promptly informed with respect to any changes or modifications to such forms, applications or rates. CEDENT has provided all files, claims processing manual(s), electronic records or databases and other documents necessary for REINSURER to serve as Administrator.

2.
The CEDENT has provided the REINSURER with the latest Examination Report of CEDENT by the Texas Department of Insurance, and all examinations performed by any regulatory authority within the last 5 years.

3.
The CEDENT is licensed and in good standing in all jurisdictions in which policies were issued or assumed and all Policies are in full compliance with applicable laws, regulations and rules. The CEDENT has not been placed in, nor does it have any reason to believe that it is about to be placed in supervision, rehabilitation, receivership, suspension or liquidation by any insurance department.

4.
The CEDENT is duly organized, validly existing and in good standing under the laws of the state of Texas, and has all necessary corporate power and authority to entitle it to use its name, to own, lease or otherwise hold its properties and assets, to carry on its business as currently conducted, and to perform its obligations.

5.
The execution, delivery and performance of this Agreement by the CEDENT will not (i) violate or conflict with any provision of its Certificate of Incorporation or by-laws; (ii) violate or result in any breach of or constitute a default under, or give rise to a right of modification, termination or cancellation of, or accelerate the performance required by the terms of, as the case may be, any contract, lease, license, mortgage, note, or any agreement to which the CEDENT is bound; or (iii) violate or conflict with any law, regulation, code, judgment, order, writ, injunction or decree of any court, governmental body, or administrative agency by which the CEDENT may be bound.

6.
The CEDENT has full corporate power and authority to execute, deliver and perform its obligations under this Agreement, and has taken all necessary corporate and other action to authorize the ceding of the Policies under the terms of this Agreement.

7.
This Agreement has been duly executed and delivered by the CEDENT and constitutes the valid and legally binding obligation of the CEDENT, enforceable in accordance with its terms. The Policies are in compliance with all applicable requirements of law and are on forms approved in all material respects by the appropriate governmental authorities except to the extent that failure to be in compliance therewith does not have a material adverse effect.

8.
The assets reflected by CEDENT on its annual statement to the Insurance Department of the State of Texas for the year ended December 31, 2005 are a) substantially unchanged since that time, b) accurately reflected as to value, c) unencumbered, except as reflected on the statement, and d) fully available to the CEDENT to support its obligations to its policyholders.

9.
The disclosures CEDENT has made regarding the premium, claims and reserves, including but not limited to, the loss ratios for the year 2005 and the first nine months of 2006 contained in the Medicare Supplement Business Activity Indicators Report attached hereto as Exhibit “B” and incorporated herein by this reference, fairly and accurately present the information contained therein and contain no material omissions.

C. Representations and Warranties of the REINSURER

1.
The REINSURER is duly organized, validly existing and in good standing as a licensed insurance company under the laws of the state of Oklahoma, and has all necessary corporate power and authority to entitle it to use its name, to own, lease or otherwise hold its properties and assets, to carry on its business as currently conducted, and to perform its obligations.

2.
The execution, delivery and performance of this Agreement by the REINSURER will not (i) violate or conflict with any provision of its Certificate of Incorporation or by-laws; (ii) violate or result in any breach of or constitute a default under, or give rise to a right of modification, termination or cancellation of, or accelerate the performance required by the terms of, as the case may be, any contract, lease, license, mortgage, note, or any agreement to which the REINSURER is bound; or (iii) violate or conflict with any law, regulation, code, judgment, order, writ, injunction or decree of any court, governmental body, or administrative agency by which the REINSURER may be bound.

3.
The REINSURER has full corporate power and authority to execute, deliver and perform its obligations under this Agreement, and has taken all necessary corporate and other action to authorize the ceding of the Policies under the terms of this Agreement.

4.	This Agreement has been duly executed and delivered by the REINSURER and constitutes the valid and legally binding obligation of the REINSURER, enforceable in accordance with its terms.

D. Offset

1.
Any debits or credits under this Agreement, matured or unmatured, liquidated or unliquidated, regardless of when they arose or were incurred, between CEDENT and REINSURER are deemed mutual debts or credits, as the case may be, and shall be set off dollar for dollar, and only the balance shall be allowed or paid, regardless of the solvency of either party.

E. Payments

1.
As of the Valuation Date, REINSURER shall be assigned and entitled to all premiums for the Policies coinsured by it under this Agreement and CEDENT agrees to promptly remit to REINSURER any such premium payments as are received by it. REINSURER shall be authorized to endorse all checks, drafts, and money orders payable to CEDENT with respect to premium paid on the Policies. CEDENT assigns, to the extent permitted by law, to REINSURER all its rights and privileges to draft or debit the accounts of any policyholders for premiums due under the Policies pursuant to existing pre-authorized bank draft, credit card or electronic fund transfer arrangements between CEDENT and such policyholders. CEDENT agrees to fully cooperate and perform all acts necessary to ensure premiums are remitted to the REINSURER, including, but not limited to, the execution of any document necessary for any financial institution to accept the endorsement of the REINSURER or its right to draft or debit the account of an insured, and if permissible, requiring its insureds to remit payment directly to the REINSURER in the REINSURER’s name as Administrator of the Policies.

Upon receipt of premium payment for the Policies via any bank draft, credit card or electronic fund transfer arrangements after the Effective Date, CEDENT shall remit such payments to REINSURER within thirty days after the receipt together with appropriate detailed policyholder and premium information. REINSURER has the right to audit and inspect the records related to such payments.

2.
REINSURER agrees to pay CEDENT and CEDENT agrees to accept a single one time commission payment of 45% of the annualized premium of the Policies in force with paid to dates on or after the December 15, 2006 (the “Valuation Date”) (the “Coinsurance Premium”). The Coinsurance Premium paid shall be the net amount after the following deductions:

a. Claim Reserve. Actuaries for REINSURER and CEDENT shall determine an agreed upon reserve, as of the Valuation Date, for incurred and reported and incurred but not reported claims (jointly “Claims”)(“Claim Reserve”). REINSURER will withhold the Claim Reserve from the Coinsurance Premium and place it in a trust account in a bank chosen by REINSURER for the sole purpose of paying such claims.

b. Unearned Premium Reserve. Actuaries for REINSURER and CEDENT shall determine as of the Valuation Date, on the daily pro-rata basis, the unearned premium reserve (“Unearned Premium Reserve”). The Unearned Premium Reserve shall be deducted from the Coinsurance Premium.

c. Active Life Reserve. Actuaries for REINSURER and CEDENT shall determine the appropriate amount of active life reserve, as of the Valuation Date, for the Policies (“Active Life Reserve”). The Active Life Reserve will be deducted from the Coinsurance Premium.

3.
In the event the agreed Claim Reserve exceeds the amount necessary to pay Claims, the difference between these two amounts shall be returned to CEDENT as soon as practicable after the first anniversary of the Effective Date. Prior to such return, the CEDENT shall have the right to audit the Claims processed by REINSURER. Such election shall be made within 30 days after notice by REINSURER that it will be returning excess Claim Reserve funds. If CEDENT elects to audit, the audit will be completed within 90 days of its election. REINSURER shall return excess Claim Reserve funds, as soon as practicable after the conclusion of any audit elected by CEDENT, or in the event no audit is elected, as soon as practicable after the 30 day period to elect to audit has expired. However, in the event of threatened or pending litigation, the parties may agree to determine a reserve for any threatened or pending litigation and continue the Claim Reserve in that amount.

4.
In the event the Claim Reserve is less than the amount necessary to pay Claims, CEDENT shall transfer the amount necessary to satisfy all Claims to the Claim Reserve trust account within 30 days from receipt of documentation from REINSURER of payment of claims in excess of the original Claim Reserve.

5.	REINSURER shall be liable for all state or territory premium and maintenance taxes arising out of business reinsured hereunder.

F. Terms of Coinsurance

1. Expenses

1.1. REINSURER shall be responsible for the administration of agent’s or broker’s commissions in accordance with the written agent and broker agreements furnished to REINSURER related to the Policies, except as provided in Section (P)(4).

2. Collateral in Trust.

2.1
In the event that the coinsured premium as of December 31, 2007 exceeds 10% of the Coinsurance Premium (as defined in Subsection (E)(2)), REINSURER shall establish a trust for the benefit of CEDENT and deposit in said trust collateral in an amount equal to the reserve liabilities of the CEDENT; said trust shall be adjusted quarterly to maintain collateral sufficient to equal all reserve liabilities. Collateral assets shall be cash, cash equivalents or securities of a quality equivalent to NAIC 1 or 2 rated securities.

G. Assessments

1.	REINSURER shall reimburse CEDENT for payment of all guarantee fund or other assessments incurred by CEDENT related to the Policies for calendar years subsequent to 2006.

H. Indemnity

1.
REINSURER shall not be liable for extra-contractual damages or penalties, including but not limited to punitive, compensatory, statutory, bad faith, or other damages, attorneys fees, fines, or liability in excess of policy limits which may arise from the acts or omissions of CEDENT or its agents and representatives, in its conduct with its own insured, policyholder, beneficiary or assignee of the policy or with other persons. CEDENT agrees to indemnify and hold harmless REINSURER, its shareholders, directors, officers, agents and assigns from and against all costs and expenses (including interest, penalties, reasonable attorneys’, accountants’ and actuaries’ fees, and any other costs and expenses incident to any suit, action or proceeding), damages, charges, losses, deficiencies, liabilities, obligations, claims and judgments sustained or incurred by, or asserted against, REINSURER by any third-party arising from these extra-contractual damages and penalties.

2.
CEDENT shall not be liable for extra-contractual damages or penalties, including but not limited to punitive, compensatory, statutory, bad faith, or other damages, attorneys fees, fines, or liability in excess of policy limits which may arise from the acts or omissions of REINSURER or its agents and representatives, in its conduct with its own insured, policyholder, beneficiary or assignee of the policy or with other persons. REINSURER agrees to indemnify and hold harmless CEDENT, its shareholders, directors, officers, agents and assigns from and against all costs and expenses (including interest, penalties, reasonable attorneys’, accountants’ and actuaries’ fees, and any other costs and expenses incident to any suit, action or proceeding), damages, charges, losses, deficiencies, liabilities, obligations, claims and judgments sustained or incurred by, or asserted against, CEDENT by any third-party arising from these extra-contractual damages and penalties.

I. Policy Changes

1.
The REINSURER shall have the exclusive right to make changes to the terms and conditions of Policies issued or assumed by the CEDENT and reinsured hereunder including, but not limited to, changes in the current premium rates on the Policies. CEDENT will cooperate with REINSURER in any such regulatory filings in connection with the Policies, including without limitation, loss ratio information, request for rate adjustments and the like. If necessary, these filings will be made in the name of CEDENT. CEDENT will furnish all information reasonably requested by REINSURER in connection with all such filings.

J. Errors and Omissions

1.
If either CEDENT or REINSURER shall unintentionally perform an obligation incorrectly under this Agreement or unintentionally fail to perform an obligation required by this Agreement, such error or omission shall be corrected by restoring both CEDENT and REINSURER to the positions they would have occupied had no such error or omission occurred.

2.	This provision shall apply only to misunderstandings, oversights or clerical errors relating to the administration of reinsurance covered by this Agreement.

3.	Any negligent or deliberate acts of commission or omission by CEDENT are the responsibility of CEDENT but not that of REINSURER.

K. Audit of Records and Procedures

1.
REINSURER shall have the right to audit all records and procedures relating to business covered under this Agreement. Further, CEDENT agrees to complete, at the reasonable request of REINSURER and in a manner acceptable to REINSURER a process confirming the existence of policies reinsured under this Agreement.

2.
REINSURER and CEDENT shall have the right to review the Statutory Financial Statements and available State Examination reports of the other party in order to monitor its statutory solvency and general financial condition.

L. Arbitration

1.
Any dispute or difference between the parties arising out of or relating to this Agreement, including the formation or validity thereof, shall be decided by arbitration. The arbiters are empowered to decide all questions or issues and shall be free to consider this Agreement as an honorable engagement rather than merely as a legal obligation and they are relieved of all judicial formalities and may abstain from following the strict rules of law.

2.	Arbiters shall be selected from the AIDA Reinsurance and Insurance Arbitration Society, ARIAS US.

3.
To initiate arbitration, a party shall send by facsimile or overnight delivery, to the other party's home office, a notice demanding arbitration. If the demand is sent by facsimile, a report of successful transmission shall be deemed proof of delivery and shall trigger the time period in which to name an arbiter; if the demand is sent by overnight delivery, a delivery receipt provided by the overnight carrier shall be deemed proof of delivery and shall trigger the time period in which to name an arbiter.

4.
There shall be three neutral and disinterested arbiters who shall be active or retired officers of health insurance or health reinsurance companies. An arbiter may not be a present or former employee, officer, director or attorney of CEDENT or REINSURER or either's affiliates. The CEDENT and REINSURER shall each appoint one of the arbiters and these two arbiters shall select the third. In the event that either company fails to appoint an arbiter within thirty days after it receives a written request from the other to do so, the other company may choose two arbiters, who shall in turn choose a third arbiter before entering arbitration. If the two arbiters are unable to agree upon the selection of a third arbiter within thirty days of the appointment of the second arbiter, each party shall nominate five qualified candidates, four of whom the other shall decline and the final selection shall be made by any random method agreed to by the arbiters.

5.
Each party shall present is case to the arbiters within 30 days following the appointment of the third arbiter. The arbiters shall decide by a majority vote and such decision shall be final and binding on both parties. Judgment upon the final decision may be entered in any court of competent jurisdiction. There shall be no motion to vacate or amend the arbitration panel’s award, except to the extent permitted by the Federal Arbitration Act. The cost of arbitration, including the fees of the arbiters, but not including attorneys fees, shall be borne by the losing party unless the arbiters decide otherwise.

M. Insolvency

1.
In the event of the insolvency of the CEDENT, this reinsurance, with respect to Policies not converted to assumption reinsurance only, shall be payable directly to the CEDENT or to its liquidator, receiver, conservator or statutory successor on the basis of the liability of the CEDENT, without diminution because of the insolvency of CEDENT or because the liquidator, receiver, conservator or statutory successor of the CEDENT has failed to pay all or a portion of any claim.

2.
The liquidator, receiver, conservator or statutory successor of the CEDENT shall give written notice to the REINSURER of the pendency of a claim against the CEDENT indicating the policy reinsured which claim would involve a possible liability on the part of the REINSURER within a reasonable time after such claim is filed in the conservation or liquidation proceeding or in the receivership, and that during the pendency of such claim, the REINSURER may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated any defense or defenses that it may deem available to CEDENT or its liquidator, receiver, conservator or statutory successor.

3.
The expense thus incurred by the REINSURER shall be chargeable, subject to the approval of the Court, against the CEDENT as part of the expense of conservation or liquidation to the extent of a pro rata share of the benefit which may accrue to CEDENT solely as a result of the defense undertaken by REINSURER.

4.
In the event of the insolvency of the REINSURER, CEDENT shall have the right to immediately take possession of and exercise control over any and all trust funds established under this agreement, and to apply said funds to pay policy obligations, commissions, fees and any other legal obligations relating to the policies subject to this agreement.

N. Parties to Agreement

1.
This is an Agreement for indemnity reinsurance solely between CEDENT and REINSURER. The acceptance of reinsurance hereunder shall not create any right or legal relation whatever between REINSURER and any original issuing or insuring company (if other than CEDENT), the insured or the beneficiary under any policy reinsured hereunder, and the CEDENT shall be and remain solely liable to such insured or beneficiary under any such policy.

2.	This Agreement may not be assigned by either party without the written permission of the other party.

O. Effective Date

1.	The effective date of this Agreement is December 31, 2006.

P. Terms Effective Upon Election to Convert to Assumption Reinsurance

1.
On and after the effective date of any conversion, REINSURER will be responsible for the investigation, payment, denial, settlement or litigation under the Policies of claims with dates of service after the effective date of any conversion (“Post-Conversion Claims”).

2.
REINSURER agrees that as of the effective date of any conversion, it is responsible for the contractual obligations under the Policies and all liability under the Policies resulting from any actions taken by it on or after the conversion date(s), including liability which may result from the processing of Claims and Post-Conversion Claims. However, REINSURER does not assume any tort liability under the Policies which may have resulted from the action or inaction of CEDENT prior to or after the effective date of any conversion, or the liability for any extra-contractual damages or penalties arising from such tort liability or otherwise, as set forth in paragraph H(1). CEDENT’S agreement to indemnify and hold harmless REINSURER in paragraph H(1) extends to all liability not assumed pursuant to this Agreement. Any liability of the CEDENT under this paragraph expires 24 months from the conversion date(s) of the relevant policies.

3. Litigation.

3.1.
A reasonable time prior to the effective date of any conversion, CEDENT shall provide a schedule setting forth a description of each lawsuit involving a Policy subject to this Agreement and shall disclose any potential litigation for which it has received written notice. CEDENT shall retain the defense of all litigation pending as of the Effective Date. In the event any judgment, settlement or compromise of pending litigation contemplates continued coverage under a Policy reinsured by REINSURER, CEDENT shall notify REINSURER and REINSURER will have the right to participate in any proceeding related to the terms of continuation of coverage.

3.2.
For any lawsuit filed after the effective date of any conversion, REINSURER shall have the sole right and shall at its own costs and expense investigate, pay, settle, compromise or defend any demand, threat of litigation or litigation arising from Policies as it deems best; provided, however:

(a) In the event such demand, threat of litigation or litigation involves liability not assumed by REINSURER under this Agreement, REINSURER shall promptly notify CEDENT of such claim in writing, and CEDENT shall have the sole right to investigate, pay, settle, compromise, defend against, or otherwise deal with such claim as it deems best, and REINSURER shall be obligated to pay only that part of the payment, settlement, compromise or judgment attributable to contract liability. If such payment, settlement, compromise or judgment arises from Claim(s), REINSURER’s payment will be made from the Claim Reserve. However, if any such payment, settlement, compromise, or judgment which is attributable, in whole or in part, to contract liability Claims is made after the return of the Claim Reserve (and the parties have not continued the Claim Reserve to address the risk at issue), then CEDENT shall be responsible for any portion attributable to contract liability.

(b) In the event a demand, threat of litigation or litigation involves both contract and tort liability, then the expenses of handling such demand, threat of litigation or litigation, shall be borne by REINSURER and CEDENT in the proportion of their respective exposure.

3.3.
In the event service of process or other legal notice is served on CEDENT in any legal action instituted against CEDENT in connection with any Policy reinsured by REINSURER under this Agreement, it will promptly forward such notice to REINSURER at its Home Office. In the event service of process or other legal notice is served on REINSURER in any legal action instituted against CEDENT and/or REINSURER in connection with a claim under any Policy reinsured by REINSURER under this Agreement, for which CEDENT remains liable hereunder, REINSURER will promptly forward such notice to CEDENT at its Home Office.

4. A reasonable time prior to the effective date of any conversion, CEDENT shall provide copies of agents or brokers agreements, which agents or brokers may have commissions payable to them on and after the effective date of conversion. REINSURER assumes only the contractual liability of any written agency or broker agreements solely with respect to the commissions provided in such agent agreements and due after the effective date of the conversion of the Policies subject to all remedies, rights of defense, set off or counterclaim that CEDENT may or might have against agents or brokers.

5. On or immediately after the effective date of conversion, CEDENT agrees that it will deliver to REINSURER all of its books, files and records, including all electronic files, spreadsheets, databases and records, forms and supplies pertaining to the Policies, the policyholders, and samples of its said policy forms and policy contracts, if any not previously provided. CEDENT agrees to cooperate with REINSURER, including but not limited to, issues related to electronic data transfer and interpretation, software compatibility, transfer of paper records, claims handling practices and procedures and the like.

Q.  Confidentiality

1.
Pursuant to the provisions of the Health Insurance Portability and Accountability Act of 1996 and federal regulations issued pursuant thereto, and/or the Gramm-Leach-Bliley Act, the NAIC Insurance Information and Privacy Protection Model Act, the NAIC Privacy of Consumer Financial and Health Information Model Regulation and/or similar laws and regulations as enacted in various states, the parties recognize that, in the performance of their respective obligations under this Agreement, they each may obtain from the other nonpublic personal or privileged information about individuals collected or received in connection with insurance transactions under the Policies. Each of the parties agrees not to disclose such information to third-parties without the individual’s written authorization unless such disclosure is otherwise permitted by law, and each of the parties shall also maintain the confidentiality of all other information related to the Policies and all other information denominated as confidential by the other party provided to it in connection with this Agreement and shall not disclose such information to any third parties without prior written consent of the other party, except as may be required by regulatory authorities, or pursuant to legal process.

R. Entire Agreement

1.
This Agreement represents the entire contract between CEDENT and REINSURER and supersedes, with respect to its subject, any prior oral or written agreement. There are no understandings between the parties other than those expressed in this Agreement.

2. Any change or modification to the Agreement shall be null and void unless made by amendment to the Agreement and signed by both parties.

S. Duration of Agreement

1.	At the end of any accounting period, this Agreement shall automatically terminate if none of the Policies hereunder are in force, or if they have been assumed by a company other than CEDENT.

T. Severability of Provisions

1.
If any provisions of this Agreement were declared null and void by a regulatory authority in any jurisdiction within which either party operates, the remaining provisions shall nevertheless continue to have full force and effect.

U. Other Conditions

1	The obligations of the CEDENT and the REINSURER to consummate the transactions described hereunder are expressly subject to:

(i)
the approvals of the insurance commissioners, directors, or superintendents, as the case may be, of the insurance departments necessary for the consummation of the transactions contemplated by this Agreement, and such approvals shall be in full force and effect, and shall not impose upon either the CEDENT or the REINSURER any material conditions or other requirements that would impose upon either party any material additional costs;

(ii)
the REINSURER having discovered no material errors, omissions or liabilities previously undisclosed to it in the due diligence investigation and documentation provided the REINSURER by the CEDENT prior to the date hereof;

(iii)	the CEDENT and the REINSURER having all requisite corporate power and authority to execute and deliver the Agreement and to consummate the transactions contemplated hereunder; and

(iv)
there being no material change in the amount of the Policy Reserves or the annualized premium in force of the CEDENT from December 15, 2006 to the date of the execution of the Agreement. Notwithstanding the foregoing, a "material change" shall be deemed to have occurred if, on the Effective Date of the Agreement the CEDENT's reserves are less than $88,000, or its annualized premium in force is less than $454,000.

V. Execution of Agreement

IN WITNESS OF THE AGREEMENT that is detailed in the Provisions and attached Schedules, the PARTIES have had their respective officers execute this Agreement in duplicate below.

TEXAS IMPERIAL LIFE INSURANCE COMPANY
Houston, Texas

By:  /s/ Theodore C. Miller

Title:  Senior Vice President

Witness:  /s/ Lucinda A. Knight

RESERVE NATIONAL INSURANCE COMPANY
Oklahoma City, Oklahoma

By:  /s/ Kempner Joe Cole

Title:  President

Witness:  /s/ Orin Crossley

2672

SCHEDULE I

A. Policies Subject to Reinsurance

1.	The Medicare supplement policies and the hospital indemnity policies, if any, included on the attached Exhibit “A”.

SCHEDULE II

A. Coinsurance Percentages

Policies                                                                         Quota Share Reinsured

All policies in Schedule I                                                                     100%